Exhibit 99.1

PRESS RELEASE

Release Date: November 21, 2005

For Further Information:	Charles E. Wagner, Jr.
Sr. Vice President and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES EARNINGS FOR THE 3rd QUARTER OF FISCAL 2005 AND THE ADOPTION OF A STOCK REPURCHASE PROGRAM.

BEL AIR, MD. – November 21, 2005 - SFSB, INC. (OTCBB: SFBI) today reported net income for the quarter ended September 30, 2005 of $21,130 or $.01 per share as compared to net income of $138,472 for the quarter ended September 30, 2004. The $117,342 decrease was primarily due to a $235,202 or 32.75% increase in non-interest expense for the three months ended September 30, 2005, partially offset by a $10,600 or 1.15% increase in net interest income and a $26,583 or 58.52% increase in non-interest income for the three months ended September 30, 2005. Net income also decreased because we reversed $48,830 of interest income as a result of placing a commercial land acquisition and development participation loan on non-accrual status. Net interest income increased primarily as a result of an increase in the average balance of loans outstanding. Non-interest expenses increased due to the growth of bank, non-cash compensation expenses and the additional costs related to being a public company.

For the nine months ended September 30, 2005, net income increased by $8,431 or 4.15%, to $211,498 or $.07 per share as compared to $203,067 for the nine months ended September 30, 2004.

At September 30, 2005, SFSB, Inc., had total assets of $166.5 million, compared to $160.4 million at December 31, 2004. At September 30, 2005, stockholders’ equity amounted to $22.8 million compared to $22.6 million at December 31, 2004. This increase was primarily the result of the profit for the nine months ended September 30, 2005.

SFSB, Inc. also announced that on November 18, 2005, its Board of Directors adopted a stock repurchase program to acquire up to 53, 561 shares, or approximately 4% of its outstanding common stock held by persons other than Slavie Bancorp, MHC. Stock purchases will be made from time to time in the open market, at the discretion of the management. The repurchase program will be dependent upon market conditions and other requirements and will be undertaken over a 12-month period. There is no guarantee as to exact number of shares to be repurchased by SFSB, Inc.

The shares of common stock repurchased shall be used for the funding to exercise stock options for the SFSB, Inc. 2005 Stock Option Plan and grants of shares of common stock pursuant to the SFSB, Inc. 2005 Recognition and Retention Plan. SFSB, Inc. shareholders approved each of these plans on July 21, 2005.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors that may affect SFSB, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. SFSB, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to SFSB, Inc.’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

SFSB, INC.

UNAUDITED CONDENSED STATEMENTS OF INCOME

(In thousands except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Interest income	1,901	1,735	5,607	4,753
Interest expense	971	816	2,669	2,230
Net interest income	930	919	2,938	2,523
Provision for loan losses	12	12	44	36
Net interest income after provision for loan losses	918	907	2,894	2,487
Non-interest income	72	45	172	29
Non-interest expenses	953	718	2,722	2,182
Income before income tax provision	37	234	344	334
Income tax provision	16	96	133	131
Net income	21	138	211	203

SFSB, INC

UNAUDITED SELECTED FINANCIAL DATA

(in thousands)

	September 30 2005	December 31 2004
Total assets	166,490	160,433
Cash and cash equivalents	3,926	15,597
Investment securities	12,087	11,976
Loans receivable-net	137,215	117,900
Deposits	109,852	109,711
Total borrowings	30,000	26,500
Total stockholders’ equity	22,824	22,620